Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-128936 and 333-183378 on Form S-8, and Registration Statement No.  333-171404 on Form S-3 of our reports dated March 1, 2013 relating to the consolidated financial statements of Genco Shipping & Trading Limited and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2012.

/s/ DELOITTE & TOUCHE LLP

New York, New York
March 1, 2013